Exhibit 10.11

CONTRIBUTION AND PURCHASE AGREEMENT

AMONG

ENERGY VAULT, INC.,

OIC STRUCTURED EQUITY FUND I, L.P.,

OIC STRUCTURED EQUITY FUND I AUS, L.P.,
OIC STRUCTURED EQUITY FUND I GPFA, L.P.,

AND

ASSET VAULT, LLC

TABLE OF CONTENTS
Page

1.1    Cash Contributions    1
1.2    EV Contribution    2
1.3    Closing Date    2
1.4    Use of Proceeds    5
1.5    Recapitalization Payments    5
1.6    Withholding    5
2.    Representations and Warranties of the Company.    5
2.1    Organization, Standing and Corporate Power    5
2.2    Authority; Noncontravention    6
2.3    Capitalization    7
2.4    Financial Statements; No Undisclosed Liabilities    8
2.5    Title to Assets; Sufficiency of Assets    8
2.6    Material Contracts    9
2.7    Permits    9
2.8    Compliance with Law    10
2.9    Litigation    11
2.10    Insurance    11
2.11    Employment Matters    11
2.12    Real Property    11
2.13    Environmental Matters    12
2.14    Affiliate Arrangements    13
2.15    Taxes    14
2.16    Brokers or Finders    14
2.17    Absence of Certain Developments    14
2.18    Bankruptcy; Solvency    14
2.19    Intellectual Property    15
2.20    No Other Representations or Warranties    15
3.    Representations and Warranties of OIC.    15
3.1    Organization, Standing and Corporation Power    15
3.2    Authority; Noncontravention    15
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3.3    Securities Laws    16
3.4    Litigation    17
3.5    Sufficient Funds    17
3.6    Solvency    18
3.7    Brokers or Finders    18
3.8    CFIUS Foreign Person Status    18
3.9    Sophisticated Purchaser; No Other Representations or Warranties    18
3.10    Prohibited Foreign Entity    18
4.    Indemnification.    19
4.1    Survival    19
4.2    Indemnification by Energy Vault and the Company    19
4.3    Indemnification by OIC    20
4.4    Calculation of Losses; Certain Limitations    20
4.5    Indemnification Procedures    22
4.6    Remedies    24
5.    Other Agreements.    24
5.1    Tax Matters    24
5.2    Head of Asset Vault    25
5.3    Contribution Covenants    26
5.4    Management Services Agreement    26
5.5    Independent Director    26
6.    Miscellaneous.    26
6.1    Notices    26
6.2    Further Assurances    27
6.3    Entire Agreement; No Third Party Beneficiaries    27
6.4    Amendments    27
6.5    Assignment    27
6.6    Governing Law; Jurisdiction    28
6.7    Waiver of Jury Trial    28
6.8    Specific Performance    28
6.9    Counterparts    29
6.10    Confidentiality    29
6.11    No Third Party Liability    29
ii

6.12    Expenses    29
6.13    Interpretation    29
6.14    Definitions    30

EXHIBITS
Exhibit A        Form of A&R LLC Agreement
Exhibit B        Issued Units
Exhibit C        Assignment Agreement
Exhibit D        Disclosure Schedules
Exhibit E        Form of Warrant Agreement
Exhibit F        Asset Vault Projects Budget
Exhibit G        Development Expenditure Budget
Exhibit H        Form of ITC Transfer Indemnification Agreement
Exhibit I        Form of Tax Sharing Agreement

iii

This CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”), dated as of October 9, 2025 (the “Closing Date”), is made by and among Energy Vault, Inc., a Delaware corporation (“Energy Vault”), and OIC Structured Equity Fund I, L.P., a Delaware limited partnership, OIC Structured Equity Fund I AUS, L.P., a Delaware limited partnership, and OIC Structured Equity Fund I GPFA, L.P., a Delaware limited partnership, (each an “OIC Investor” and collectively, “OIC”), and Asset Vault, LLC, a Delaware limited liability company (the “Company”) (each, a “Party”, and collectively, the “Parties”).
WHEREAS, the Company was formed for the purpose of carrying out the business of the Asset Vault Projects;
WHEREAS, on October 3, 2025, Energy Vault, as the sole initial member of the Company and the holder of 100% of the equity interests of the Company as of the date thereof, entered into that certain limited liability company agreement of the Company (the “Original LLC Agreement”);
WHEREAS, on the Closing Date, subject to the terms and conditions set forth herein, the Original LLC Agreement will be amended and restated in the form attached as Exhibit A hereto, among OIC, Energy Vault and the Company (the “A&R LLC Agreement”), in order to, among other things, reflect the addition of OIC as an additional member of the Company;
WHEREAS, in connection with the Closing, pursuant to this Agreement and the Assignment Agreement, Energy Vault has or will directly or indirectly contribute or cause to be contributed the Contributed Entities to the Company as described in Section 1.2;
WHEREAS, at the Closing and after giving effect to the amendment and restatement of the Original LLC Agreement as contemplated herein, Energy Vault will own 1,200,000,000 Common Units, which will be issued to Energy Vault in exchange for the EV Contribution;
WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, OIC will collectively own 300,000,000 Series A Preferred Units, which will be issued to OIC in exchange for the collective, initial cash contribution of $35,000,000 (the “Initial Cash Contribution”) and the commitments to make further Cash Contributions as described in Section 1.1; and
WHEREAS, in connection with the Transactions, at the Closing, certain of the Parties or their applicable Affiliates will enter into the other Transaction Agreements on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the Parties agree as follows:
1.Purchase and Sale of Units; Cash Contributions; EV Contribution.
1.1Cash Contributions. On the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and sell to each OIC Investor, and each OIC Investor shall purchase from the Company, the number of Series A Preferred Units set forth next to such OIC Investor’s name on Exhibit B hereto, in each case, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws and Encumbrances under the A&R LLC Agreement), in exchange for (a) the contribution by OIC in connection with the Closing (and no later than October 24, 2025) of the Initial Cash Contribution (with each OIC Investor’s portion thereof as set forth on Exhibit B) and (b) the commitment by OIC under the A&R LLC Agreement to make certain additional capital contributions (subject to the terms and conditions set forth therein), in the case of (a) and (b), in an aggregate amount not to exceed $300,000,000 (the Initial Cash Contribution and the contributions described in clause (b) together, the “Cash Contributions”). The Series A Preferred Units shall have the rights, powers, privileges, preferences and restrictions set forth in the A&R LLC Agreement.
1.2EV Contribution. On the terms and subject to the conditions set forth herein and in the assignment agreement in the form set forth as Exhibit C hereto (the “Assignment Agreement”), Energy Vault has contributed or will contribute, directly or indirectly, to the Company:
(a)at or before the Closing: (i) 100% of the equity interests of Calistoga Resiliency Center Holdco, LLC, a Delaware limited liability company (“Calistoga Holdco”); (ii) 100% of the equity interests of Cross Trails Energy Storage Project Holdco, LLC, a Delaware limited liability company (“Cross Trails Holdco”); and (iii) 100% of the equity interests of (A) Energy Vault Stoney Creek HoldCo Pty Ltd, an Australian corporation (“HoldingsCo”), and (B) Energy Vault Stoney Creek Holdings Unit Trust, an Australian unit trust (“Holdings Trust”); and
(b)following the Closing and in accordance with Section 5.3, 100% of any right, title, and interest to the SOSA Project owned by Energy Vault;
(c)and, in exchange therefore, the Company shall issue to Energy Vault the number of Common Units set forth next to Energy Vault’s name on Exhibit B hereto, in each case, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws and Encumbrances under the A&R LLC Agreement). The Common Units shall have the rights, powers, privileges, preferences and restrictions set forth in the A&R LLC Agreement. Each of Calistoga Holdco, Cross Trails Holdco, HoldingsCo, and Holdings Trust are herein referred to as a “Contributed Entity” and collectively, the “Contributed Entities”. The contribution of the Contributed Entities by Energy Vault contemplated by this Section 1.2 is herein referred to as the “EV Contribution”.
1.3Closing Date.
(a)Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”), shall occur at 10:00 a.m., Houston, Texas time, at the offices of Vinson & Elkins LLP, 845 Texas Ave, Houston, Texas 77002, or, if agreed by the parties, remotely via the electronic exchange of documents and signature pages, on the Closing Date.
(b)At the Closing (or at such other time as may be specified below), subject to the terms and conditions of this Agreement:
(i)Company Closing Deliverables. The Company shall, and Energy Vault shall cause the Company to, deliver to each of OIC and Energy Vault:
(A)a counterpart of the A&R LLC Agreement, duly executed by the Company,

(B)a counterpart of the Assignment Agreement, duly executed by the Company,
(C)a counterpart of the Tax Sharing Agreement, duly executed by the Company,
(D)a counterpart of the ITC Transfer Indemnification Agreement, duly executed by the Company, and
(E)such other documents required to be delivered to Energy Vault or OIC at or prior to the Closing pursuant to this Agreement or any other Transaction Agreements, in each case, duly executed by the Company.
(ii)OIC Closing Deliverables. OIC shall deliver to each of Energy Vault and the Company,
(A)a counterpart of the A&R LLC Agreement, duly executed by OIC, and
(B)counterparts to the Warrant Agreements, duly executed by OIC.
(iii)Energy Vault Closing Deliverables. Energy Vault shall deliver (or shall cause its Affiliates to deliver, where applicable) to each of OIC and the Company,
(A)a counterpart of the A&R LLC Agreement, duly executed by Energy Vault,
(B)counterparts of the Warrant Agreements, duly executed by Energy Vault Parent,
(C)a counterpart of the Assignment Agreement, duly executed by Energy Vault, and such evidence as may be reasonably requested by OIC to confirm that the transactions contemplated by this Agreement will be consummated in connection with the Closing,
(D)a counterpart of the Tax Sharing Agreement, duly executed by Energy Vault Parent,
(E)a counterpart of the ITC Transfer Indemnification Agreement, duly executed by Energy Vault Parent,
(F)the Asset Vault Projects Budget and the Development Expenditure Budget, in each case, in form and substance acceptable to OIC, and
(G)such other documents required to be delivered by Energy Vault or Energy Vault Parent at or prior to the Closing pursuant to this Agreement or any other Transaction Agreements, in each case, duly executed by the applicable Energy Vault Entity.

(iv)Payments. In connection with the Closing (and no later than October 24, 2025):
(A)OIC shall make the Initial Cash Contribution under this Agreement and the terms of the A&R LLC Agreement by wire transfer of immediately available funds to the bank account of the Company designated by the Company;
(B)the Company shall pay to OIC the applicable Structuring Premium in respect of the Initial Cash Contribution (as contemplated by and calculated pursuant to the A&R LLC Agreement) by wire transfer of immediately available funds to the bank account of OIC designated by OIC;
(C)the Company shall cause to be paid to Energy Vault by the applicable subsidiary of the Company, in repayment of intercompany debt, the Tranche 1 Recapitalization (as contemplated by and calculated pursuant to the A&R LLC Agreement) by wire transfer of immediately available funds to the bank account of Energy Vault designated by Energy Vault; and
(D)Energy Vault shall cause Energy Vault Parent or one or more of its Affiliates to pay to OIC or its applicable Representatives or service providers the amount of any Transaction Expenses in excess of the Diligence Deposit, if any, by wire transfer of immediately available funds to the bank accounts of such Persons as designated by OIC; provided, that to the extent that the Diligence Deposit exceeds the Transaction Expenses, OIC shall pay to Energy Vault Parent the amount of such excess Diligence Deposit by wire transfer of immediately available funds to the bank account of the Energy Vault Parent designated by Energy Vault Parent.
It is agreed and acknowledged that the foregoing payments in clauses (B)-(D) of this Section 1.3(b)(iv) shall occur on the same date as the payment in clause (A) of this Section 1.3(b)(iv).
It is agreed and acknowledged that, solely for administrative convenience, the Parties may agree that the payments contemplated by this Section 1.3(b)(iv) be netted, offset or otherwise consolidated amongst each other so as to reduce the number of wires required to be sent by the Parties and their Affiliates, it being further agreed and acknowledged that notwithstanding any such netting, offset or consolidation, all such payments actually made shall be deemed to have been made pursuant to in accordance with clauses (A)-(D) of this Section 1.3(b)(iv).
(v)Issuance of Units. The Company shall issue (A) to OIC, the Series A Preferred Units in accordance with Exhibit B, and (B) to Energy Vault, the Common Units.
(vi)IRS Form W-9. Each of Energy Vault and each OIC Investor shall provide a properly completed and executed IRS Form W-9 to the Company.

(vii)Existing Company Interests. All issued and outstanding limited liability company interests of the Company existing immediately prior to the Closing shall be cancelled for no consideration.
1.4Use of Proceeds. The Company will use the proceeds from the Cash Contributions for purposes of the activities contemplated by the A&R LLC Agreement.
1.5Recapitalization Payments. In connection with or following the Closing, as applicable, Energy Vault shall have the right to receive one or more cash payments from the Company equal to the Tranche 1 Recapitalization and Tranche 2 Recapitalization, as applicable (each as contemplated by, calculated pursuant to and subject to the terms and conditions of, the A&R LLC Agreement).
1.6Withholding. Notwithstanding anything to the contrary set forth herein, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any amount payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of any U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so deducted, withheld and to be paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.Representations and Warranties of the Company.
The Company hereby represents and warrants to OIC as follows, except as set forth on the Disclosure Schedules attached as Exhibit D hereto (the “Disclosure Schedules”) or as disclosed in the Energy Vault SEC Documents, and after giving effect to the EV Contribution (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).
2.1Organization, Standing and Corporate Power.
(a)Each of Energy Vault, each Company Group Entity and each other Energy Vault Entity that is party to any Transaction Agreement (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power to own, lease and operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties and assets now owned or conduct of the business conducted by it, including in connection with any Asset Vault Project requires such qualification, except in the case of clause (a), where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents and each of Energy Vault and each Company Group Entity have been previously provided to OIC. Neither Energy Vault, any Company Group Entity nor any Energy Vault Entity that is party to any Transaction Agreement is, as of the Closing Date, in any material respect, in violation of any of the provisions of its respective Organizational Documents.
(b)The Company (i) was formed as a Delaware limited liability company on October 3, 2025, (ii) prior to the EV Contribution, has never had any assets, Liabilities or business operations, and will have no assets, Liabilities or business operations prior to the EV Contribution, except in connection with the Transactions, (iii) does not have and has never had any Subsidiaries and does not own and has never owned, directly or indirectly, any capital stock of, or other voting or equity interests in, any Person, other than the Contributed Entities and the Asset Vault Project Companies (in each case, 100% of equity interests of which the Company owns, directly or indirectly, after giving effect to the EV Contribution), (iv) does not have and has never had any indebtedness, and (v) was formed specifically in contemplation of the Transactions and has conducted no operations or activities other than those incidental to its formation and those required pursuant to this Agreement and the other Transaction Agreements.
2.2Authority; Noncontravention.
(a)Each of the Energy Vault Entities and each of the Company Group Entities has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, as applicable, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which any Energy Vault Entity or Company Group Entity is a party, as applicable, and the consummation of the Transactions have been duly authorized and approved by all necessary corporate or other action on the part of such Energy Vault Entity and such Company Group Entity, as applicable. This Agreement and the other Transaction Agreements to which any Energy Vault Entity or Company Group Entity is a party, as applicable, have been duly executed and delivered by such Energy Vault Entity and Company Group Entity, as applicable, and, assuming due authorization, execution and delivery by OIC, each constitutes the legal, valid and binding obligation of such Energy Vault Entity and Company Group Entity, as applicable, enforceable against such Energy Vault Entity and Company Group Entity, as applicable, in accordance with its terms, subject to the effect of any Enforceability Limitations.
(b)The execution, delivery and performance by each Energy Vault Entity and Company Group Entity of this Agreement and the other Transaction Agreements to which such Energy Vault Entity and Company Group Entity is a party, as applicable, including, without limitation, the EV Contribution, do not, and the consummation of the Transactions, including, without limitation, the EV Contribution, will not conflict with, or result in any violation of, breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (i) any provision of the Organizational Documents of any Energy Vault Entity or Company Group Entity or (ii) any Permit, Law or Order applicable to any Company Group Entity, except, in the case of clause (ii), for such violations, breaches, defaults, terminations, cancellations, renegotiations, accelerations or Encumbrances as would not, individually or in the aggregate, reasonably be expected to be material to the applicable Company Group Entity or its respective assets.
(c)The execution and delivery by each Energy Vault Entity and Company Group Entity of this Agreement and the other Transaction Agreements to which such Energy Vault Entity and Company Group Entity is a party, as applicable, and the consummation of the Transactions will not conflict with, or result in any violation of, breach of or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person in accordance with any Contract to which such Energy Vault Entity or any Company Group Entity is a party or by which any such Energy Vault Entity or any Company Group Entity is bound, except that would not reasonably be expected, individually or in the aggregate, to be material to such Energy Vault Entity or Company Group Entity, as applicable.
2.3Capitalization.
(a)As of the Closing Date, immediately prior to the Closing, Energy Vault owns all of the issued and outstanding limited liability company interests of the Company, free and clear of all Encumbrances (other than any transfer restrictions under applicable securities Laws and Encumbrances under the Original LLC Agreement).

Immediately following the Closing, after giving effect to the Transactions contemplated hereby at the Closing, (i) all of the outstanding Series A Preferred Units and Common Units will have been duly authorized and validly issued (in compliance with all applicable federal and state laws, assuming the accuracy of the representations of OIC set forth in Section 3 of this Agreement), free and clear of all Encumbrances, except restrictions on transfer under applicable securities Laws and Encumbrances under the A&R LLC Agreement, (ii) 1,200,000,000 Common Units, representing all of the issued and outstanding Common Units in the Company, will be owned by Energy Vault and (iii) 300,000,000 Series A Preferred Units, representing all of the issued and outstanding Series A Preferred Units in the Company, will be owned by OIC.
(b)Schedule 2.3(b) sets forth, for each Company Group Entity other than the Company, such Company Group Entity’s name, jurisdiction of formation, authorized and issued equity interests and each of the holders thereof (with such holders’ ownership denomination).
(c)Except as set forth in Section 2.3(a) or on Schedule 2.3(c), no membership interests or other voting or equity interests in any Company Group Entity are issued, reserved for issuance or outstanding and no interests or rights convertible into or exchangeable or exercisable for membership interests or other voting or equity interests in any Company Group Entity are issued or outstanding. There are no bonds, debentures, notes or other indebtedness of any Company Group Entity having the right to vote (or convertible into, or exchangeable for, interests having the right to vote) on any matters on which equityholders of any Company Group Entity may vote (such indebtedness, “Voting Company Debt”). Except for any obligations pursuant to this Agreement or any other Transaction Agreement, there are no voting trusts, options, warrants, subscriptions, rights (including rights of first offer or refusal, membership interest appreciation rights and preemptive rights), purchase rights, calls, convertible or exchangeable securities, equity-based performance units, contracts or undertakings of any kind to which any Company Group Entity is a party or by which any Company Group Entity is bound (i) obligating any Company Group Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other voting or equity interests in, or any interest or right convertible into or exchangeable for any membership interests or other voting or equity interests in, any Company Group Entity or any Voting Company Debt or (ii) obligating any Company Group Entity to issue, grant or enter into any such option, warrant, right, security, unit, contract or undertaking. Except for any obligations pursuant to this Agreement or any other Transaction Agreement, there are no outstanding obligations of any Company Group Entity to repurchase, redeem or otherwise acquire any membership interests or other voting or equity interests in any Company Group Entity or any options, warrants, rights, convertible or exchangeable securities, equity-based performance units or other rights to acquire voting or equity interests in any Company Group Entity.
2.4Financial Statements; No Undisclosed Liabilities.
(a)Attached to Schedule 2.4(a) are true, correct and complete copies of the following financial statements: (i) unaudited consolidated balance sheets for each of Calistoga Resiliency Center, LLC and Cross Trails Energy Storage Project, LLC, each, as of August 31, 2025, (ii) consolidated income statements for each of Calistoga Resiliency Center, LLC and Cross Trails Energy Storage Project, LLC, each, for the nine-month period ending August 31, 2025 (collectively, the “Financial Statements”). The Financial Statements, together with the notes thereto (if any), have been prepared in accordance with GAAP (except for the absence of footnotes thereto) applied on a consistent basis through the periods covered thereby and fairly present in accordance with GAAP, in all material respects, the financial position of the Company Group Entities covered by such Financial Statements, subject to year-end audit adjustments.
(b)No Company Group Entity has incurred or is otherwise subject to any Liabilities other than (i) Liabilities set forth in the Financial Statements, (ii) Liabilities set forth in the Disclosure Schedules, and (iii) Liabilities incurred in the ordinary course of business by an Asset Vault Project Company and consistent with the applicable Asset Vault Projects Budget or Development Expenditure Budget for such Asset Vault Project Company.
2.5Title to Assets; Sufficiency of Assets; Operations.
(a)Each Company Group Entity has good and valid title to, or valid rights to use, all of the assets, including real property, held by, used by or purported to be held by or used by such Company Group Entity, free and clear of any Encumbrances (other than Permitted Encumbrances). All tangible assets held by, used by or purported to be held by or used by the Company Group Entities have been maintained in accordance with normal industry practice and are in good operating condition (subject to ordinary wear and tear), except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole.
(b)The assets (inclusive of real property) held by the respective Company Group Entity constitute all of the material property, assets and rights held by, used by or purported to be held by or used by any Company Group Entity as of immediately prior to giving effect to the EV Contribution, and are sufficient for the operation of business of such Company Group Entity as currently conducted. The assets (whether real or personal, tangible or intangible) owned, leased, used or licensed by the Company Group Entities are sufficient, and constitute all the material assets necessary as of the Closing Date for the development and construction of the Asset Vault Projects and conduct of the business of each of the Company Group Entities as contemplated in the applicable Asset Vault Projects Budget or Development Expenditure Budget. To Energy Vault’s Knowledge, the applicable Asset Vault Projects Budget and Development Expenditure Budget during the one-year period following the Closing Date provide a reasonable estimate of any assets (inclusive of real property) specifically identified to be acquired, based on market conditions as of the Closing Date; provided, that for the avoidance of doubt, neither Energy Vault nor any Company Group Entity is providing any guarantee as to the applicable Asset Vault Projects Budget or Development Expenditure Budget or to the future results of any Asset Vault Project.
(c)Except as described in Schedule 2.5(c) of the Disclosure Schedules, no Asset Vault Project has, in the twelve (12) months prior to the date of this Agreement, experienced any material unscheduled interruption in construction or operation, whether as a result of breach, delay, work stoppage, outage, curtailment, defects, damage, casualty, Release, Order or otherwise.
2.6Material Contracts. Schedule 2.6(a) of the Disclosure Schedules lists all Material Contracts. The Company has provided or made available to OIC true, correct and complete copies of all Material Contracts. No Material Contract has been amended, assigned, revised, terminated, waived or otherwise modified in any material respect, and no party has delivered written notice to any Company Group Entity seeking forbearance, termination or modifications in any material respect from any Company Group Entity with respect to any Material Contract, other than as set forth on Schedule 2.6(b) of the Disclosure Schedules. Each Material Contract is valid and binding on the applicable Company Group Entity party thereto, in accordance with its terms and is in full force and effect, subject to the Enforceability Limitations. No Company Group Entity or, to Energy Vault’s Knowledge, any counterparty, is in violation of or default under any Material Contract in any material respect. To Energy Vault’s Knowledge, there exists no condition, event, or act that, with the giving of notice or lapse of time or both, would constitute a material breach or default under any Material Contract. The Material Contracts constitute all material Contracts currently necessary for the operation of the Active Projects as currently conducted.
2.7Permits.
(a)Schedule 2.7 of the Disclosure Schedules sets forth all material Permits that have been granted, received, issued or otherwise secured with respect to the Asset Vault Projects, and such Permits represent all of the material Permits required by applicable Law, or otherwise necessary and customary, to be obtained by this stage of the development of the Asset Vault Projects and are, other than as disclosed in the Disclosure Schedules, valid and in full force and effect and each Asset Vault Project Company is, and has been since its issuance, in compliance therewith, as applicable, in all material respects. Each such Permit has been issued to or validly assigned to and is in the name of the applicable Asset Vault Project Company owning the Asset Vault Project to which such Permit relates.
(b)Energy Vault has made available to OIC a true, correct and complete copy of each Permit set forth on or required to be set forth on Schedule 2.7 of the Disclosure Schedules. The Company Group Entities have timely filed applications for the renewal of all such Permits for which such applicable application was required to be filed on or prior to the Closing Date.
(c)No Company Group Entity has received notice that, as of the Closing Date, an Asset Vault Project or the SOSA Project will not be able to obtain in relative due course, any Permit required or necessary pursuant to applicable Law for the continued development, construction or operation of the Asset Vault Projects or SOSA Project as identified to be obtained in the applicable Asset Vault Projects Budget or Development Expenditure Budget during the one-year period following the Closing Date.
(d)No Proceeding is pending or, to Energy Vault’s Knowledge, threatened that is reasonably likely to result in the termination, revocation, or adverse modification of any of the Permits required to be listed on Schedule 2.7 of the Disclosure Schedules.
2.8Compliance with Law.
(a)Each of the Company Group Entities is and has been in compliance in all material respects with all applicable Laws and Orders applicable to such Company Group Entity since its formation. None of the Company Group Entities has received any written communication from any Governmental Authority that alleges that any Company Group Entity is not in compliance in any material respect with any applicable Law.
(b)Each Company Group Entity, and each of their respective directors, officers and employees acting in such capacity are and, to Energy Vault’s Knowledge, each of its other agents acting on its behalf is, and have been, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption or money laundering. To Energy Vault’s Knowledge, none of the Company Group Entities or any of their respective directors, officers, employees or agents (in their respective capacities as such) (i) is a Sanctioned Person, (ii) has violated any applicable Sanctions or AML Laws, or (iii) has been the subject of any pending or threatened investigation, inquiry or proceeding with respect to Sanctions, AML or Anti-Corruption Laws.
2.9Litigation. There are no Proceedings pending or, to Energy Vault’s Knowledge, threatened in writing, and there have been no Proceedings at any time in the three (3) years prior to the date hereof, against any of the Company Group Entities; and there are no Orders outstanding against any Company Group Entity.
2.10Insurance. Schedule 2.10(a) of the Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all insurance policies that are maintained by or on behalf of any Company Group Entities that insure any Company Group Entity or the Asset Vault Projects (the “Insurance Policies”). The Insurance Policies have been in effect since they were issued and remain in full force and effect in accordance with their terms. All premiums due and payable under the Insurance Policies have been timely paid, and each Company Group Entity has complied in all material respects with each such policy. Except as set forth on Schedule 2.10(b) of the Disclosure Schedules, there are no material claims by any Company Group Entity pending under any of such Insurance Policies, and no carrier or underwriter of any Insurance Policy has questioned, denied or disputed any coverage, reserved their rights, or asserted any denial of coverage with respect to any claim made by any Company Group Entity. To Energy Vault’s Knowledge, since the time any such policy was last renewed or issued, there has not been any termination, revocation, cancellation or non-renewal of, or alteration of coverage under, any such policy, in each case threatened in writing. The Transactions contemplated by this Agreement and the other Transaction Agreements will not cause any lapse, termination, or default under any Insurance Policy.
2.11Employment Matters. No Company Group Entity employs or has ever employed any person on its payroll. No material Liability under Title IV or Section 302 of ERISA or related provisions of the Code or applicable Law has been incurred by Energy Vault or any of its ERISA Affiliates that has not been satisfied in full. None of the Transactions (i) shall give rise to a “reportable event” within the meaning of Section 4043 of ERISA, (ii) are reasonably expected to result in any Liability to the PBGC under 4062, 4063, 4064 or 4069 of ERISA or the filing of an application for a waiver under Section 302(c) of ERISA, or (iii) shall cause Energy Vault or any of its Affiliates to incur any withdrawal liability with respect to any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
2.12Real Property.
(a)Schedule 2.12(a) of the Disclosure Schedules contains a complete and accurate list and description of all real property as to which any Company Group Entity holds a fee simple interest. Energy Vault has made available to OIC all deeds or other vesting instruments evidencing such fee simple interests, each of which has been duly recorded in the applicable land records of the jurisdiction in which the real property is located.
(b)Schedule 2.12(b) of the Disclosure Schedules contains a complete and accurate list of all real property as to which each Company Group Entity holds a leasehold interest, together with a description of the respective leases pursuant to which such Company Group Entity holds such leasehold interest. Energy Vault has made available to OIC all such leases as currently in effect. Each such lease has been duly recorded in the applicable land records of the jurisdiction in which the real property is located.
(c)Energy Vault has made available to OIC all current surveys in Energy Vault’s possession documenting rights-of-way, easements, servitudes, or licenses relating to the Active Projects in which any Company Group Entity holds any rights or interest. Each such interest has been duly recorded in the applicable land records of the jurisdiction in which such real property is located.
(d)Schedule 2.12(d) of the Disclosure Schedules contains a complete and accurate list of all option interests held by any Company Group Entity to acquire any fee simple interest, leasehold interest or rights-of-way, easements, servitudes, licenses or similar agreements in any real property, together with a description of such option interests. Energy Vault has made available to OIC all documentation in connection with each such option interest as it is currently in effect. Each such option interest has been duly recorded in the applicable land records of the jurisdiction in which it is located.
(e)Except as set out in Schedule 2.12(f) of the Disclosure Schedules, (i) each Contract evidencing such real interests described in this Section 2.12 is in full force and effect in accordance with its terms and constitutes a legal, valid and binding obligation of each Company Group Entity party thereto and, to Energy Vault’s Knowledge each of the counterparties to such Contracts, and (ii) no Company Group Entity, nor to Energy Vault’s Knowledge, any other party thereto, is in, or has received written notice that it is in, default of or breach under any such Contract and (iii) to Energy Vault’s Knowledge, no event has occurred, nor does any condition or circumstance exist that, with or without notice, lapse of time or both, could reasonably be expected to result in a breach or violation of, or default under, the terms of any such Contract by any Company Group Entity or any counterparty hereto.
(f)There are no options, first refusal, first offer or first opportunity rights or other similar rights, except those in favor of a Company Group Entity, with respect to any portion of interests in real property listed in Schedule 2.12(a) or Schedule 2.12(b) of the Disclosure Schedules. No Company Group Entity is bound by any Contract other than project financing Contracts obligating such Company Group Entity to sell or encumber any of its real property or interests therein. No Company Group Entity has leased, subleased, licensed or otherwise granted any Person the right to use or occupy any real property or any portion thereof.
(g)No Company Group Entity has received written notice of any, and to Energy Vault’s Knowledge, there is no default under any restrictive covenants or other encumbrances pertaining to real property.
(h)All real property interests as provided and described in or pursuant to this Section 2.12 are in the name of and are held solely by the applicable Company Group Entity. Other than as set forth in Schedule 2.12(h) of the Disclosure Schedules, there are no Encumbrances (other than Permitted Encumbrances) on any such interest in real property.
2.13Environmental Matters.
(a)Each Company Group Entity, and their respective assets and operations are and have been in compliance in all material respects with all Environmental Laws.
(b)The Company Group Entities (taking into consideration the current state of development) collectively hold all material Permits required under Environmental Laws for their operations as currently conducted, and all such Permits are in full force and effect.
(c)No written claim, notice, demand, request for information, citation, summon, Order or Proceeding has been received, asserted against or is pending or, to Energy Vault’s Knowledge, threatened against any of the Company Group Entities, in each case, alleging any violation of or Liability under any Environmental Law or relating to Hazardous Substances, as would not reasonably be expected, individually or in the aggregate, to be material to any Company Group Entity, taken as a whole.
(d)There has been no Release, storage, transport, generation or treatment of or exposure to any Hazardous Substances as a result of the operations, actions or omissions of the Company Group Entities at, under or from any real property occupied or otherwise used in connection with the operations of the Company Group Entities or, to

Energy Vault’s Knowledge, by any other Person, in each case, in violation of any applicable Environmental Laws in any material respect or in a manner that could reasonably be expected to result in material liability of any Company Group Entity under any applicable Environmental Laws. None of the Company Group Entities are liable for or otherwise conducting or funding any remedial action under any Environmental Laws with respect to any Release, transport, storage or disposal of any Hazardous Substances.
(e)No Company Group Entity has assumed or provided indemnity against any liability of any other Person under any Environmental Laws or relating to Hazardous Substances.
(f)No Company Group Entity is required by any Environmental Law or Environmental Permit, as a result of the consummation of the Closing, (i) to perform an environmental site assessment, (ii) to remove or remediate Hazardous Substances or (iii) give notice to receive approval from any Governmental Authority or other Person or record any disclosure document.
(g)Energy Vault has made available to OIC a true, correct and complete copy of all environmental site assessments (including any Phase I environmental site assessments) and all other material environmental audits, studies and reports relating to the Asset Vault Projects or the Company Group Entities, in each case which are in Energy Vault’s possession.
2.14Affiliate Arrangements. Except for the Transaction Agreements or as set forth on Schedule 2.14 of the Disclosure Schedules, there are no material Contracts between any Company Group Entity, on the one hand, and any Energy Vault Entity, or any officer, director or manager thereof, on the other hand. No Energy Vault Entity, no officer, director or manager thereof, and no Person in which any Energy Vault Entity holds, any material non-Controlling equity interest in or material indebtedness of, owns, legally or beneficially, or has material rights to or in any assets related to the Company Group Entities (other than ownership interests in the Company).
2.15Taxes.
(a)All material Tax returns required to be filed by any Company Group Entity have been filed, and all such Tax returns were and are true, correct and complete in all material respects.
(b)All material Taxes required to have been paid by each Company Group Entity have been paid, except for those Taxes which are being contested in good faith by appropriate proceedings. All material Tax withholding and deposit requirements imposed on any Company Group Entity have been satisfied in all material respects.
(c)There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets owned by any Company Group Entity.
(d)No assessment, deficiency, or adjustment with respect to material Taxes has been asserted or proposed with respect to any Taxes or Tax Returns of any Company Group Entity. No material Tax audits or administrative or judicial proceedings with respect to Taxes are being conducted or are pending with respect to any Company Group Entity.
(e)There is not currently in effect any extension of the applicable statute of limitations for the assessment or collection of any Tax of any Company Group Entity.

(f)The Company has elected, or will elect, pursuant to Treasury Regulations Section 301.7701-3 to be treated, effective as of the date of its formation, as an association taxable as a corporation for U.S. federal income tax purposes.
2.16Brokers or Finders. Except for Jefferies LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Entity for which any Company Group Entity will be responsible.
2.17Absence of Certain Developments. Since December 31, 2024, through the date of this Agreement:
(a)there has not occurred any Material Adverse Effect; and
(b)except as set forth on Schedule 2.17 of the Disclosure Schedules, there has not occurred any material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets held by the Company Group Entities, whether individually or in the aggregate, in excess of $500,000.
2.18Bankruptcy; Solvency. No petition or notice has been presented, no Order has been made, and no resolution has been passed, for the bankruptcy, liquidation, winding up or dissolution of Company Group Entity. No receiver, trustee, custodian or similar Person has been appointed in respect of the whole, or any part of, any Company Group Entity, its respective business or its respective assets; no suspension of payments order, wind-up order or similar has been made and, to Energy Vault’s Knowledge, no petition has been presented for such an order, in respect of any Company Group Entity. No voluntary arrangement, compromise or similar arrangement with creditors has been proposed, agreed or sanctioned with respect to any Company Group Entity. After giving effect to the Transactions (including, without limitation, the Tranche 1 Recapitalization) the Company will not be insolvent.
2.19Intellectual Property. The Company Group Entities collectively own or possess adequate licenses or other valid rights to all intellectual property utilized in their respective businesses as currently conducted. No third party has asserted in writing that the conduct of the businesses as currently operated by the Company Group Entities materially infringes on, misappropriates or otherwise violates any intellectual property rights owned by any third party.
2.20No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Section 2, none of the Energy Vault Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral related to any of the Energy Vault Entities or any Asset Vault Project. Without limiting the generality of the foregoing, except for the representations and warranties of the Company expressly set forth in this Section 2, none of the Energy Vault Entities or any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of any of the Energy Vault Entities or any Asset Vault Project. Notwithstanding the foregoing, nothing in this Section 2.20 shall limit in any way any Liability of the Company for Actual Fraud.
3.Representations and Warranties of OIC.
Each OIC Investor hereby, solely as to itself, represents and warrants to Energy Vault and the Company as follows.
3.1Organization, Standing and Corporation Power. Such OIC Investor (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power to own, lease and operate its assets and to conduct its business as currently conducted, and (c) is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the business conducted by it requires such qualification, except in the case of clause (b) or (c), where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an OIC Material Adverse Effect.
3.2Authority; Noncontravention.
(a)Such OIC Investor has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which such OIC Investor is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions pursuant to and accordance with their terms and conditions. The execution and delivery of this Agreement and the other Transaction Agreements to which such OIC Investor is a party, as applicable, and the consummation of the Transactions have been duly authorized and approved by all necessary corporate or other action on the part of such OIC Investor. This Agreement and the other Transaction Agreements to which such OIC Investor is a party have been duly executed and delivered by such OIC Investor and, assuming due authorization, execution and delivery by Energy Vault and the Company, as applicable, each constitutes the valid and binding obligation of such OIC Investor, enforceable against such OIC Investor in accordance with its terms, subject to the effect of any Enforceability Limitations.
(b)The execution and delivery by such OIC Investor of this Agreement and the other Transaction Agreements to which such OIC Investor is a party do not, and the consummation of the Transactions will not, (i) result in the creation of an Encumbrance on any assets of such OIC Investor, other than pursuant to the A&R LLC Agreement, or (ii) conflict with, or result in any violation of, breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the Organizational Documents of such OIC Investor, or (B) any Permit, Law or Order applicable to such OIC Investor or any of its properties or assets, except, in the case of clause (i) and clause (ii)(B), for such violations, breaches, defaults, terminations, cancellations, renegotiations, accelerations or Encumbrances as would not, individually or in the aggregate, reasonably be expected to have an OIC Material Adverse Effect.
(c)The execution and delivery by such OIC Investor of this Agreement and the other Transaction Agreements to which such OIC Investor is a party and the consummation of the Transactions will not conflict with, or result in any violation of, breach of, or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person in accordance with any Contract to which such OIC Investor is a party or by which such OIC Investor’s assets or properties are bound, except as would not, individually or in the aggregate, reasonably be expected to have an OIC Material Adverse Effect.
3.3Securities Laws.
(a)No Registration. Such OIC Investor understands that the Series A Preferred Units have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such OIC Investor’s representations as expressed herein or otherwise made pursuant hereto.
(b)Investment Intent. Such OIC Investor is acquiring the Series A Preferred Units for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, the public sale or distribution thereof, and such OIC Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such OIC Investor is acquiring the Series A Preferred Units hereunder in the ordinary course of its business. Such OIC Investor further represents that it does not have any Contract, directly or indirectly, with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to any of the Series A Preferred Units. Such OIC Investor is not a broker-dealer registered with the SEC under the Exchange Act, or an entity engaged in a business that would require it to be so registered as a broker-dealer.
(c)OIC Status. Such OIC Investor is (i) an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or (ii) a qualified institutional buyer (as defined in Rule 144A of the 1933 Act). Such OIC Investor is (A) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (B) has exercised independent judgment in evaluating its participation in the purchase of the Series A Preferred Units.
(d)No Public Market. Such OIC Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that none of Energy Vault, the Company or any other Person has made any assurances that a public market will ever exist for the securities of the Company.
(e)Securities Law Restrictions on Transfer. Such OIC Investor understands that it may only transfer the Series A Preferred Units in certain limited circumstances unless the Series A Preferred Units are registered under the Securities Act or qualified under applicable securities Laws. Such OIC Investor understands that appropriate legends may be included on any certificate(s) evidencing the Series A Preferred Units to the foregoing effect and in compliance with applicable Law. Such OIC Investor understands that only the Company may file a registration statement with the SEC or other applicable securities commissioners and that neither Energy Vault nor the Company is under any obligation to do so with respect to the Series A Preferred Units. Such OIC Investor has also been advised that exemptions from registration and qualification may not be available and/or may not permit it to transfer all or any of the Series A Preferred Units in the amounts or at the times proposed by such OIC Investor.
3.4Litigation. There are no Proceedings pending or, to the knowledge of OIC, threatened against such OIC Investor, nor is there any Order outstanding against such OIC Investor, in each case except as would not, individually or in the aggregate, reasonably be expected to have an OIC Material Adverse Effect.
3.5Sufficient Funds. OIC has and will have sufficient funds on hand or access to ready financing with which to fund the Initial Cash Contribution to be made pursuant to Section 1.3(b)(iv) on the Closing Date and to fund each definitive obligation of OIC to make additional Cash Contributions in respect of the Preferred Members Capital Commitment (as defined in the A&R LLC Agreement) at such other times as required in accordance with the A&R LLC Agreement.
3.6Solvency. Such OIC Investor is Solvent and will, after giving effect to the Transactions to be effected at the Closing, be Solvent immediately after the Closing. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to knowledge of OIC, threatened against such OIC Investor.
3.7Brokers or Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of OIC or any of its Affiliates.
3.8CFIUS Foreign Person Status. Such OIC Investor is not a “foreign person” or a “foreign entity,” as defined in the DPA. Such OIC Investor is not Controlled by a “foreign person,” as defined in the DPA.
3.9Sophisticated Purchaser; No Other Representations or Warranties.
(a)Such OIC Investor is an informed and sophisticated purchaser, experienced in the evaluation and investment in companies such as the Company Group Entities, and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series A Preferred Units. Such OIC Investor has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Such OIC Investor acknowledges that Energy Vault and the Company Group Entities have given such access to documents, employees, and facilities of the Company Group Entities as such OIC Investor has deemed necessary to enable it to make an informed and intelligent decision.
(b)Such OIC Investor acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 2 and in other Transaction Agreements, no Person has made any representations and warranties regarding the Company Group Entities or the Energy Vault Entities in connection with this Agreement. Such OIC Investor hereby expressly disclaims reliance upon any representation, warranty or statement (whether written or oral) made by or on behalf of the Company Group Entities or the Energy Vault Entities other than those representations and warranties expressly set forth in Article 2 or in any other Transaction Agreement.
3.10Prohibited Foreign Entity. Neither such OIC Investor nor any of its direct or indirect owners or beneficiaries (i) is a “specified foreign entity” (as such term is defined in Section 7701(a)(51)(B) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof) and (ii) is a “foreign influenced entity” (as such term is defined in Section 7701(a)(51)(D) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof). Such OIC Investor represents and warrants that it is not (A) owned by or the majority of stock or other ownership interest of such OIC Investor is held or controlled by: (x) individuals who are citizens of China, Iran, North Korea, Russia, or a designated country (which as of the date this Agreement consists of Cuba and Venezuelan President Nicolas Maduro); or (y) a company or other entity, including a governmental entity, that is owned or controlled by citizens of or is directly controlled by the government of China, Iran, North Korea, Russia, or a designated country (which as of the date this rep is made consists of Cuba and Venezuelan President Nicolas Maduro); or (B) headquartered in China, Iran, North Korea, Russia, or a designated country (which as of the date this rep is made consists of Cuba); in each case, as set forth in the Lone Star Infrastructure Protection Act, as codified in Texas Business & Commerce Code chapter 117.
4.Indemnification.
4.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that (a) the Company Fundamental Representations (other than the representations and warranties set forth in Section 2.15) shall survive until the date that is six (6) years after the Closing Date and (b) the representations and warranties set forth in Section 2.15 shall survive until the date that is six (6) months following the expiration of the applicable statute of limitations with respect thereto. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party (each as defined below) prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the survival date of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything in this Section 4.1 to the contrary, in no event shall the representations and warranties contained herein survive beyond the date on which all Series A Preferred Units have been redeemed in full in cash pursuant to the A&R LLC Agreement.
4.2Indemnification by Energy Vault and the Company.
(a)Subject to the other terms and conditions of this Agreement, Energy Vault and the Company (the “Energy Vault Indemnitors”) shall, jointly and severally, indemnify and defend OIC and its successors and permitted assigns, and each of the foregoing’s respective Representatives (the “OIC Indemnitees”) against, and shall hold the OIC Indemnitees harmless from and against any and all OIC Indemnifiable Losses. “OIC Indemnifiable Losses” means any out-of-pocket Losses incurred or sustained by, or imposed upon, the OIC Indemnitees (excluding any Losses that arise solely as a result of OIC’s ownership of Series A Preferred Units except to the extent expressly set forth in the definition of “out-of-pocket Losses”) based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the representations or warranties of the Company or Energy Vault contained in this Agreement or any certificate delivered by or on behalf of Energy Vault or the Company pursuant this Agreement; (ii) the failure of Energy Vault or the Company to perform any of its covenants, obligations or other agreements under this Agreement; or (iii) any matter set forth on Schedule 4.2.
(b)Subject to the other terms and conditions of this Agreement, Energy Vault shall indemnify and defend each Company Group Entity and its successors and permitted assigns, and each of the foregoing’s respective Representatives (the “Project Company Indemnitees”) against, and shall hold the Project Company Indemnitees harmless from and against any and all Project Company Indemnifiable Losses. “Project Company Indemnifiable Losses” means any out-of-pocket Losses incurred or sustained by, or imposed upon, any Company Group Entity based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the representations or warranties of the Company or Energy Vault contained in this Agreement or any certificate delivered by or on behalf of Energy Vault or the Company pursuant this Agreement; (ii) the failure of Energy Vault or the Company to perform any of its covenants, obligations or other agreements under this Agreement; or (iii) any matter set forth on Schedule 4.2. OIC shall have exclusive right to enforce the provisions of this Section 4.2(b) (and the other provisions of this Agreement as they relate thereto, including, without limitation, with respect to receiving notices in respect thereof) on behalf of the Project Company Indemnitees.
(c)For purposes of this Section 4, “out-of-pocket Losses” shall mean all out of pocket costs, fees and expenses, including, without limitation, any payment or payment obligation to a third party, any costs, fees and expenses for replacement or repair or any asset (whether real, tangible or intangible, and whether or not actually replaced or repaired), any costs, fees and expenses arising from not having rights to any assets (whether real, tangible or intangible, and whether or not such rights are actually subsequently obtained), any increased compliance costs, and any additional costs, fees and expenses due to delay or cessation of operations. Further, solely with respect to the OIC Indemnitees, “out-of-pocket Losses” shall include all amounts contributed or paid to the Company by OIC in the event the issuance of the Series A Preferred Units is invalidated, deemed unauthorized, deemed unenforceable or otherwise rescinded such that OIC does not obtain the rights, title and interest in and to the Series A Preferred Units as contemplated by this Agreement.

4.3Indemnification by OIC. Subject to the other terms and conditions of this Agreement, OIC shall indemnify and defend Energy Vault, the Company and its respective successors and permitted assigns and each of the foregoing’s respective Representatives (the “Energy Vault Indemnitees”) against, and shall hold each of them harmless from and against, any and all out-of-pocket Losses incurred or sustained by, or imposed upon, the Energy Vault Indemnitees based upon, arising out of, with respect to or by reason of (a) any inaccuracy in or breach of any of the representations or warranties of OIC contained in this Agreement or any certificate delivered by or on behalf of OIC pursuant this Agreement or (b) the failure of OIC to perform any of its covenants, obligations or other agreements under this Agreement (such Losses, “Energy Vault Indemnifiable Losses”).
4.4Calculation of Losses; Certain Limitations.
(a)Baskets.
(i)The Energy Vault Indemnitors shall not be liable to the OIC Indemnitees for indemnification under Section 4.2(a)(i) until the aggregate amount of all OIC Indemnifiable Losses in respect of such indemnification under Section 4.2(a)(i) exceeds $1,000,000 (the “OIC Basket”), in which event the Energy Vault Indemnitors shall be required to pay or be liable for all such OIC Indemnifiable Losses in excess of the OIC Basket; provided that any claims for indemnification under Section 4.2(a) relating to any inaccuracy in or breach of any Company Fundamental Representation.
(ii)Energy Vault shall not be liable to any Company Group Entity for indemnification under Section 4.2(b)(i) until the aggregate amount of all Project Company Indemnifiable Losses in respect of such indemnification under Section 4.2(b)(i) exceeds $1,000,000 (the “Project Company Basket”), in which event Energy Vault shall be required to pay or be liable for all such Project Company Losses in excess of the Project Company Basket.
(b)For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty pursuant to Section 4.2, the determination shall be made without reference or giving effect to the terms “material,” “materiality,” “Material Adverse Effect”, “material adverse effect” contained in such representation or warranty; but, for the avoidance of doubt, such terms shall not be ignored in determining whether or not any such representation or warranty was breached or inaccurate.
(c)Maximum Limitations.
(i)Notwithstanding anything to the contrary in this agreement, the aggregate amount of all OIC Indemnifiable Losses for which the Energy Vault Indemnitors shall be liable pursuant to Section 4.2 shall not exceed (x) the current aggregate Redemption Amount of the Series A Preferred Units, as defined in and as calculated under and pursuant to the A&R LLC Agreement), at the time such OIC Indemnifiable Losses are fully satisfied in cash plus (y) all out-of-pocket Losses incurred by the OIC Indemnitees in pursuing indemnification claims against Energy Vault and/or the Company pursuant hereto.
(ii)Notwithstanding anything to the contrary in this agreement, (x) the aggregate amount of all Project Company Indemnifiable Losses resulting from a breach of any representation or warranty (other than with respect to a breach of any Company Fundamental Representation) for which Energy Vault shall be liable pursuant to Section 4.2 shall not exceed 10% of the aggregate Cash Contributions actually contributed by OIC to the Company pursuant to this Agreement and the A&R LLC Agreement and (y) the aggregate amount of all

Project Company Indemnifiable Losses (including those resulting from a breach of any Company Fundamental Representation) for which Energy Vault shall be liable pursuant to Section 4.2 shall not exceed the aggregate Cash Contributions actually contributed by OIC to the Company pursuant to this Agreement and the A&R LLC Agreement.
(iii)Notwithstanding Section 4.2(a) and Section 4.2(b), the indemnification with respect to the failure of Energy Vault to perform its covenants, obligations or other agreements set forth on Schedule 5.3 shall be as set forth on Schedule 5.3.
(d)No Indemnified Party shall be entitled to recover for any incidental, special, indirect, consequential (except to the extent such consequential damage is the reasonably foreseeable result of the underlying breach), exemplary, punitive damages or lost profits, including loss of future revenue or income, loss of business reputation or opportunity, diminution in value, or any damage based on any type of multiple, unless such Loss is paid or payable to a third party.
(e)Under no circumstances will any Indemnified Party be entitled to recover more than one time for any OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, related to the same facts, conditions or events, under this Agreement and there shall be no duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.
(f)The amount of any OIC Indemnifiable, Losses Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, claimed hereunder shall be reduced to the extent of any amounts recovered from third parties with respect to such OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, in each case net of deductibles, reasonable costs and expenses and any Taxes incurred in pursuing or obtaining such amounts and premium adjustments directly resulting therefrom. If an Indemnified Party recovers amounts for OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, hereunder from or on behalf of an Indemnifying Party and subsequently recovers for such OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, from any third party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for an amount equal to the lesser of (x) the amount that the Indemnifying Party recovered from the Indemnified Party for such OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, and (y) the amount that the Indemnifying Party recovered from third parties, in each case net of deductibles, reasonable costs and expenses and any Taxes incurred in pursuing or obtaining such amounts and premium adjustments directly resulting therefrom.
4.5Indemnification Procedures. The Party making a claim under this Section 4 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Section 4 is referred to as the “Indemnifying Party.”
(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 4.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of outside counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party per applicable jurisdiction. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim following reasonable notice and opportunity to cure such failure, the Indemnified Party may, subject to Section 4.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, based upon, arising from or relating to such Third Party Claim. The Parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.10) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 4.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. The Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party.
(c)Direct Claims. Any Proceeding by an Indemnified Party on account of a OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, that has been or may be sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records as reasonably necessary) as the Indemnifying Party or any of its professional advisors may reasonably request.
4.6Remedies.
(a)Once any OIC Indemnifiable Losses, Energy Vault Indemnifiable Losses or Project Company Indemnifiable Losses, as applicable, in respect of indemnification under Section 4.2 or Section 4.3 is agreed to in writing by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 4, within thirty (30) calendar days of such final, non-appealable adjudication, the Indemnified Party shall satisfy its obligations by wire transfer of immediately available funds to the Indemnified Party.
(b)The parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims (i) arising from Actual Fraud, (ii) for any relief other than monetary damages (including injunctive relief or specific performance) when such relief is otherwise available under this Agreement or applicable Law or (iii) under the Confidentiality Agreement or any other Transaction Agreement) for any breach of any representation or warranty set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 4.
5.Other Agreements.
5.1Tax Matters.
(a)Intended Tax Treatment. The Parties agree that, for U.S. federal (and applicable state or local) income tax purposes, it is intended that: (i) concurrently and in connection with Energy Vault Parent’s issuance and delivery to each OIC Investor of the Warrant Agreement issued to it at the Closing, such OIC Investor be treated as paying, in exchange for such warrant, a portion of the Initial Cash Contribution equal to the amount set forth opposite such OIC Investor’s name on Schedule 5.1(a), and such warrants will be treated as transferred to the OIC Investors in accordance with Treasury Regulations

Section 1.1032-3; (ii) in connection with Energy Vault Parent’s issuance and delivery of any Warrant Agreements related to the warrants of Energy Vault Parent that are issued in respect of any future Cash Contribution to OIC or an Affiliate of OIC, OIC or such Affiliate of OIC be treated as paying, in exchange for such warrants, a portion of such other Cash Contribution equal to an amount to be determined by the Company in good faith, and such warrants will be treated as transferred to OIC or such Affiliate of OIC in accordance with Treasury Regulations Section 1.1032-3; and (iii) the contributions by OIC and Energy Vault described in Sections 1.1 and 1.2, taken together, be treated as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). The Parties hereby agree to file all tax returns in a manner consistent with the Intended Tax Treatment and not to take any position for Tax purposes (including in connection with any Tax proceeding) that is inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Law following a final determination within the meaning of Section 1313(a) of the Code.
(b)Tax Proceedings. For the avoidance of doubt, notwithstanding any provision hereof to the contrary, all Tax audits, investigations, litigation or other proceedings or matters in respect of the Company Group Entities shall be controlled by the Company in its sole discretion in accordance with the A&R LLC Agreement.
(c)Transfer Taxes. Energy Vault shall bear any Transfer Taxes arising as a result of the EV Contribution. All necessary tax returns and other documentation with respect to any such Transfer Taxes shall be prepared and timely filed by Energy Vault.
(d)Other Tax Matters. For so long as an OIC Investor or an Affiliate of OIC is a member of the Company, such OIC Investor or such Affiliate of OIC will promptly notify the Company upon becoming aware that it or one or more of its direct or indirect owners or beneficiaries is or reasonably believes it might become (i) a “specified foreign entity” (as such term is defined in Section 7701(a)(51)(B) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof) or (ii) a “foreign influenced entity” (as such term is defined in Section 7701(a)(51)(D) of the Code or in temporary, proposed or final United States Treasury Regulations or other guidance promulgated or proposed thereunder or issued in respect thereof).
5.2Head of Asset Vault. Promptly, and in any event within sixty (60) days following the Closing, Energy Vault shall identify, and the board of directors of the Company shall appoint, a reasonably qualified individual to the role of “Head of Asset Vault”, a senior management position with oversight of the operations of the Company. Should Energy Vault fail to identify a qualified individual within such sixty (60)-day period, OIC shall be entitled to take the lead in the search for an individual to fill such role, it being agreed and acknowledged that the board of directors of the Company shall retain ultimate discretion as to the appointment of such role.
5.3Contribution Covenants. The Parties shall comply with the covenants set forth on Schedule 5.3.
5.4Management Services Agreement. Within sixty (60) days following the Closing, the Parties shall discuss, in good faith, a management services agreement, to be entered into by and among one or more Energy Vault Entities, on the one hand, and one or more Company Group Entities, on the other hand, with respect to the potential provisioning of certain back-office, accounting, financial reporting and similar services, and such other services and rights as may be agreeable amongst the Parties.
5.5Independent Director. Promptly, and in any event prior to December 31, 2025, Energy Vault shall identify and designate an Independent Director in accordance with and as contemplated by the A&R LLC Agreement.
6.Miscellaneous.
6.1Notices.

(a)All notices and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally, (y) one Business Day after having been dispatched by a nationally recognized overnight courier service, or (z) when sent via email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case to the Parties at the following address (or at such other addresses for a Party as shall be specified by like notice):
(i)if to Energy Vault or the Company, to:
Energy Vault, Inc.
4165 East Thousand Oaks Blvd
Suite 100
Westlake Village, California 91362
Attention: Chief Legal Officer
Email: legal@energyvault.com
with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
845 Texas Ave
Suite 47000
Houston, Texas 77002
Attention: Jenny Speck; Michael Gibson
Email: jspeck@velaw.com; mgibson@velaw.com
(ii)if to OIC, to:
c/o OIC, L.P.
292 Madison Avenue
Suite 2500
New York, New York 10017
Attention: [*]
Email: [*]
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
260 North Green Street, Suite 1300
Chicago, IL 60607
Attention: Peter Lieberman; Kyle R. Junik
Email: liebermanp@gtlaw.com; junikk@gtlaw.com
(b)Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 6.1.
6.2Further Assurances. After the Closing, each Party, at the request of any other Party and without additional consideration, shall execute and deliver, or shall otherwise cause to be executed and delivered, from time to time, such further instruments of conveyance or transfer, and do such further acts, as necessary to more fully and effectively convey and deliver the contributions contemplated hereby.
6.3Entire Agreement; No Third Party Beneficiaries. This Agreement and the other Transaction Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all of the exhibits attached hereto or thereto, (a) constitute the entire agreement among the parties to the Transaction Agreements with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties to the Transaction Agreements with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) except as explicitly provided herein or therein are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties to the Transaction Agreements any rights or remedies hereunder.
6.4Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Parties.
6.5Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
6.6Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
(b)Each Party hereby irrevocably agrees that any legal dispute, claim or controversy shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the District of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such legal dispute, claim or controversy. During the period that an action, suit or proceeding is filed in accordance with this Section 6.6 is pending before a court, all actions, suits or proceedings with respect to such dispute, claim or controversy or any other dispute, claim or controversy, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any action, suit, or proceeding, that (i) such Party is not subject thereto, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such Party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit, or proceeding is improper.
6.7Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
6.8Specific Performance. The Parties agree that irreparable damage for which monetary relief, even if available, may not be an adequate remedy, could occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in the courts described in Section 6.6 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither OIC nor Energy Vault would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.8 shall not be required to provide any bond or other security in connection with any such order or injunction.
6.9Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
6.10Confidentiality. This Agreement may not be publicly disclosed, circulated, quoted or otherwise referred to in any document (other than the Transaction Agreements), except with the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed). The foregoing notwithstanding, Energy Vault, OIC or the Company may disclose the existence or contents of this Agreement to (a) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Transactions and the Transaction Agreements, or in connection with any Tax filings or reporting, (b) Energy Vault’s, OIC’s or the Company’s respective Affiliates and Representatives who agree to maintain the confidentiality of this Agreement, or (c) the extent reasonably required in connection with any litigation to enforce a Party’s rights hereunder. None of the Energy Vault Entities or the Company Group Entities shall use or mention the name of OIC (or its Affiliates) or use their logos or trademarks in any press release or marketing materials without the prior written consent of OIC.
6.11No Third Party Liability. This Agreement may only be enforced against the named parties hereto in their respective capacities as such. All claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto in their respective capacities as such; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party), unless party to this Agreement (and, in such case, only with respect to the specific obligations set forth herein with respect to such Party), shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
6.12Expenses. Each Party will each pay its own expenses (including attorneys’ and accountants’ fees and expenses) incurred in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of its obligations hereunder and the consummation of the Transactions. Notwithstanding the foregoing, at the Closing, Energy Vault Parent or its Affiliate shall reimburse OIC for its reasonable and documented out-of-pocket expenses incurred in connection the negotiation of this Agreement and the other Transaction Agreements, the performance of its obligations hereunder and the consummation of the Transactions (the “Transaction Expenses”) in excess of the Diligence Deposit; provided, that to the extent that the Diligence Deposit exceeds the Transaction Expenses, such excess Diligence Deposit shall be refunded to Energy Vault Parent at the Closing.
6.13Interpretation. Except to the extent that the context otherwise requires:
(a)when a reference is made in this Agreement to a Section, Clause, Exhibit, Schedule or Recital, such reference is to a Section or Clause of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)if any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day;
(d)the words “include”, “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;
(e)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)the word “or” shall not be exclusive;
(g)the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;
(h)the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;
(i)all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in effect from time to time;
(j)a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation;
(k)references to a Person are also to its permitted successors and assigns;
(l)the singular includes the plural and vice versa; and
(m)the Parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof.
6.14Definitions. As used in this Agreement, the following terms have the following meanings:
“A&R LLC Agreement” has the meaning set forth in the Recitals.
“Actual Fraud” means, with respect to the making of the representations and warranties in Sections 2 or 3 of this Agreement, as applicable, the actual and intentional fraud under Delaware common law of the Party making such representation and warranties.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
“Agreement” has the meaning set forth in the preamble.
“Active Projects” means the Calistoga Project and the Cross Trails Project, collectively, or any individually, an “Active Project”.
“AML Laws” means all applicable Laws and regulations concerning anti-money laundering or counter-terrorism matters, including financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where Energy Vault or any Company Group Entity conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.
“Anti-Corruption Laws” means all applicable Laws and regulations of any Governmental Authority relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, authorization, acceptance or agreement to accept the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, foreign government employee, commercial entity or anyone to obtain or retain business improperly or for other improper benefit or advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), the UK Bribery Act of 2010, the U.S. Foreign Extortion Prevention Act, and all local, national and international Laws prohibiting such conduct or enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Asset Vault Project Companies” means Calistoga Resiliency Center, LLC, Cross Trails Energy Storage Project LLC, and Stoney Creek BESS, collectively, or individually an “Asset Vault Project Company”.
“Asset Vault Projects” means the Calistoga Project, the Cross Trails Project, the SOSA Project, and the Stoney Creek Project, collectively, or any individually, an “Asset Vault Project”.
“Asset Vault Projects Budget” means the corporate and project-level annual budgets for the Calistoga Project and Cross Trails Project, respectively, for the current and following year as attached as Exhibit F hereto.
“Assignment Agreement” has the meaning set forth in Section 1.2.
“Business Day” means any day of the year on which national banking institutions in New York, New York and Houston, Texas are open to the public for conducting business and are not required or authorized to close.
“Calistoga Holdco” has the meaning set forth in Section 1.1(a).
“Calistoga Project” has the meaning set forth in the A&R LLC Agreement.
“Cash Contributions” has the meaning set forth in Section 1.1.
“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in the Preamble.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the A&R LLC Agreement.
“Company” has the meaning set forth in the Preamble.
“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Standing and Corporate Power), Section 2.2(a) and (b) (Authority; Noncontravention), Section 2.3 (Capitalization), Section 2.14 (Affiliate Arrangements), Section 2.15 (Taxes), Section 2.16 (Brokers or Finders) and Section 2.18 (Bankruptcy; Solvency).
“Company Group Entities” means, without duplication, the Company, each Contributed Entity, each Asset Vault Project Company, each direct and indirect Subsidiary of the Company and each direct and indirect Subsidiary of any Contributed Entity, collectively, and each, individually, a “Company Group Entity”.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 6, 2025, by and between Energy Vault Parent and OIC, L.P.
“Contract” means any contract, agreement or other legally binding instrument, whether oral or written, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license or sublicense or joint venture.
“Contributed Entities” has the meaning set forth in Section 1.2.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and under “Common Control” has a correlative meaning.
“Cross Trails Holdco” has the meaning set forth in Section 1.2(a).
“Cross Trails Project” has the meaning set forth in the A&R LLC Agreement.
“Development Expenditure Budget” means the agreed budget and governance provisions for the Development Funding Reserve as attached as Exhibit G hereto.
“Development Funding Reserve” has the meaning set forth in the A&R LLC Agreement.
“Diligence Deposit” means the $150,000 deposit funded by Energy Vault Parent to be held in escrow by OIC for exclusive use towards due diligence expenses as mutually agreed upon pursuant to that certain Term Sheet, dated as of June 13, 2025, by and between OIC, L.P. and Energy Vault Parent, as updated pursuant to that certain Term Sheet dated August 6, 2025.
“Direct Claim” has the meaning set forth in Section 4.5(c).
“Disclosure Schedules” has the meaning set forth in Section 2.

“Encumbrances” means any mortgage, deed of trust, deed to secure debt, title or survey defect, option, right of first offer, right of first refusal or opportunity, hypothecation, servitude, easement, encroachment, variance, collateral security agreement, UCC financing statement, reservation, equitable interest, license, lease, sublease, right of way, valid claim, lien, pledge, charge, security interest, restriction (including any restriction on use, voting, transfer, ownership, alienation, receipt of income or exercise of any other attribute of ownership), voting trust, matter of record or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Energy Vault” has the meaning set forth in the Preamble.
“Energy Vault Entities” means Energy Vault together with Energy Vault Parent and their respective direct and indirect Subsidiaries, other than the Company Group Entities, collectively, or any individually a “Energy Vault Entity”.
“Energy Vault Indemnifiable Losses” has the meaning set forth in Section 4.3.
“Energy Vault Indemnitees” has the meaning set forth in Section 4.3.
“Energy Vault Indemnitors” has the meaning set forth in Section 4.2(a).
“Energy Vault’s Knowledge” means the actual knowledge, after reasonable inquiry of direct reports, of Robert Piconi, Michael Beer, Akshay Ladwa, Matthew Brezina and Marco Terruzzin.
“Energy Vault Parent” means Energy Vault Holdings, Inc., a Delaware corporation.
“Energy Vault SEC Documents” means all of the forms, registration statements, reports, schedules and statements filed or furnished by Energy Vault Parent under the Exchange Act or the Securities Act.
“Enforceability Limitations” means (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
“Environmental Law” means any applicable Law pertaining to pollution, protection of the environment or natural resources, or the generation, use, treatment, transportation, storage, handling, Release, threatened Release, reporting, discharge or disposal of, or response or exposure to, Hazardous Substances or products containing the same, including the following and their comparable state and local analogs: the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act of 1972; the Oil Pollution Act of 1990; the Safe Drinking Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; the Toxic Substances Control Act of 1976; the Emergency Planning and Community Right-to-Know Act of 1986; the

Hazardous Materials Transportation Act; the Endangered Species Act; and the Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Substances).
“Environmental Permits” mean any Permit issued pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with Energy Vault, would be, or at the relevant time was, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or a member of a group described in Section 414(b), (c), (m) or (o) of the Code.
“EV Contribution” has the meaning set forth in Section 1.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Authority” means any government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.
“Hazardous Substances” means any substance, material or waste listed, defined, designated or classified as hazardous, toxic or radioactive or as a pollutant or contaminant pursuant to any Environmental Law, or that is otherwise regulated or by or for which Liability or standards of conduct may be imposed under any Environmental Law, including any petroleum or petroleum-derived products, radioactive materials, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
“HoldingsCo” has the meaning set forth in Section 1.2.
“Holdings Trust” has the meaning set forth in Section 1.2.
“Indemnified Party” has the meaning set forth in Section 4.5.
“Indemnifying Party” has the meaning set forth in Section 4.5.
“Initial Cash Contribution” has the meaning set forth in the Recitals.
“Insurance Policies” has the meaning set forth in Section 2.10.
“Intended Tax Treatment” has the meaning set forth in Section 5.1.
“ITC Transfer Indemnification Agreement” means that certain ITC Transfer Indemnification Agreement to be entered into in the form attached as Exhibit H hereto.
“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment (including common law), consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority in their capacity as such.

“Liability” means debts, liabilities, commitments, losses, deficiencies, charges, damages, demands, costs, fees, expenses and monetary obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law or Proceeding.
“Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accountants’ and other experts’ fees and the cost of enforcing any right to indemnification hereunder.
“Material Adverse Effect” means any event, fact, condition, circumstance, change, occurrence, development or effect that is or would reasonably be expected, individually or taken together with any other event, fact, condition, circumstance, change, occurrence, development or effect, to (i) materially impair or delay Energy Vault’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions or the transactions contemplated under the Transaction Agreements or (ii) have a material adverse effect on (1) the business, assets, condition (financial or otherwise), results of operations or prospects of any Company Group Entity or (2) the validity or enforceability of this Agreement or the Transactions; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) conditions affecting the industry in which any of the Company Group Entities participates, any change in interest rates, the U.S. economy as a whole or the capital markets in general or the markets in which any of the Company Group Entities operates (including any disruption thereof, any inflation or deflation, and any decline in the price of any commodity, security or any market index); (b) any change in applicable Laws or the interpretation thereof; (c) actions required to be taken under applicable Laws; (d) any change in GAAP; (e) the failure of any Company Group Entity to meet or achieve the results set forth in any projection or forecast (but not any underlying reason for such failure); (f) national, international or extranational political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (g) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, pandemics or epidemics, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; or (h) any changes resulting from any national, international or regional economic, financial, trade-based, social or political conditions, relationships or policies, including those relating to or arising out of any elections or any statements or other proclamations of public officials.
“Material Contract” means each Contract to which any Company Group Entity is party or by which any Company Group Entity is bound that:
•involves aggregate consideration payable or receivable in excess of $5,000,000;
•relates to indebtedness for borrowed money (or any guarantee of indebtedness for borrowed money), including any Contract for financing for any Asset Vault Project;

•is required to be disclosed in the Disclosure Schedules as provided in any subsection of Section 2.12;
•is required to be disclosed on Schedule 2.14 of the Disclosure Schedules;
•prohibits, limits or restricts the ability of any Company Group Entity to engage in any line of business, compete with any Person or in any line of business, solicit any Person operate its assets at maximum production capacity, or otherwise expressly restricts its ability to carry on its respective business in any geographic area;
•restricts the right of any Company Group Entity to sell to or purchase from any Person or to hire any Person;
•grants any Person “most favored nation”, right of first refusal or right of first option rights;
•provides or provided for the sale or transfer of tax credits, any guarantee thereof or any indemnification with respect thereto;
•relates to the lease or use of, or access to, real property; or
•is an engineering, procurement and construction Contract, an operations and maintenance Contract, an offtake or power purchase Contract, or an interconnection Contract;
(a)and each Contract to which an Energy Vault Entity is party related to or entered into in connection with the evaluation, negotiation or consummation of the potential acquisition of the SOSA Project.
“OIC” has the meaning set forth in the Preamble.
“OIC Basket” has the meaning set forth in Section 4.4(a).
“OIC Indemnifiable Losses” has the meaning set forth in Section 4.2(a).
“OIC Indemnitees” has the meaning set forth in Section 4.2(a).
“OIC Investor” has the meaning set forth in the Preamble.
“OIC Material Adverse Effect” means any event, fact, condition, circumstance, change, occurrence, development or effect that is or would reasonably be expected, individually or taken together with any other event, fact, condition, circumstance, change, occurrence, development or effect, to materially impair or delay OIC’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions or the transactions contemplated under this Agreement.
“Order” means any injunction, judgment, decision, consent decree, compliance order, subpoena, verdict, ruling, award, arbitral award, assessment, direction, instruction,

penalty, sanction, writ, decree or other order entered, issued, made, rendered or imposed by any Governmental Authority.
“Organizational Documents” means with respect to any Person, the Contracts or instruments pursuant to which such Person was incorporated, organized or formed and by which such Person is currently governed, which shall be (i) in the case of a corporation, the certificate or articles of incorporation or formation and the bylaws, (ii) in the case of a limited liability company, the limited liability company agreement and (iii) in the case of other forms of entities, the Contracts and instruments which collectively perform functions similar to the foregoing, in each case, together with any other organizational or governing document comparable in function to those described above.
“Original LLC Agreement” has the meaning set forth in the Recitals.
“Party” or “Parties” have the meaning set forth in the Preamble.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Authority necessary for the Company to own, lease and operate their properties and assets or to carry on their businesses (including the Asset Vault Projects) as they are now being conducted or as proposed to be conducted.
“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith, (ii) Encumbrances that are matters of public record (other than inchoate mechanics or similar liens for which there is no pending or threatened claim) and do not and would not reasonably be expected to, individually or in the aggregate, materially detract from the value of or materially impair the direct or indirect ownership of or the present or proposed use of any portion of any Asset Vault Project, (iii) mechanics and similar liens set forth on Schedule 6.14(iii) of the Disclosure Schedules, (iv) zoning and other similar restriction under Law that, individually or in the aggregate, do not and would not reasonably be expected to adversely limit, impair or otherwise impact the development, construction, operation or maintenance of any Asset Vault Project, and (v) Encumbrances pursuant to the Transaction Agreements and, to the extent set forth on Schedule 6.14(v) of the Disclosure Schedules, the other Contracts to which the assets held by the Contributed Entities are subject.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.
“Proceeding” means any claim, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).
“Project Company Basket” has the meaning set forth in Section 4.4(a).
“Project Company Indemnifiable Losses” has the meaning set forth in Section 4.2(b).
“Project Company Indemnitees” has the meaning set forth in Section 4.2(b).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Sanctioned Country” means a country or territory that is subject of comprehensive Sanctions (which are currently Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United National Security Council, the European Union, any member state of the European Union, or the United Kingdon; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means Applicable Laws involving economic or trade sanctions administered or enforced by the United States (including through OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Preferred Units” has the meaning set forth in the A&R LLC Agreement.
“Solvent” means, with respect to any Person, that: (a) the present fair saleable value of the assets owned by such Person exceeds the amount required to pay its probable Liabilities as they become absolute and matured; (b) such Person does not have an unreasonably small amount of capital with which to engage in its business; and (c) such Person will be able to pay its debts and other Liabilities as they become due.
“SOSA Project” has the meaning set forth in the A&R LLC Agreement.
“SOSA Purchase Agreement” has the meaning set forth on Schedule 5.3.
“Stoney Creek BESS” means Stoney Creek BESS Pty Ltd., an Australian corporation.
“Stoney Creek Project” has the meaning set forth in the A&R LLC Agreement.
“Structuring Premium” has the meaning set forth in the A&R LLC Agreement.

“Subsidiary” of any Person means any Person (i) of which a majority of the outstanding securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or is directly or indirectly owned or controlled by such Person or (ii) which such Person otherwise Controls.
“Tax” or “Taxes” means all taxes or similar duties, levies, imposts, or other similar charges in the nature of a tax imposed by a Governmental Authority, including any interest, penalties and additions imposed with respect thereto.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, effective or to be effective as of the Closing Date, by and among the Company and Energy Vault Parent and one or more of its other subsidiaries in the form attached as Exhibit I hereto.
“Third Party Claim” has the meaning set forth in Section 4.5(a).
“Transaction Agreements” means this Agreement, the A&R LLC Agreement, the Assignment Agreement, the Warrant Agreements, ITC Transfer Indemnification Agreement, the Tax Sharing Agreement, and any other agreements and instruments to be executed and delivered in connection with the Transactions.
“Transaction Expenses” has the meaning set forth in Section 6.12.
“Transactions” means the transactions contemplated by this Agreement.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, real estate transfer, recording, ad valorem, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees.
“Voting Company Debt” has the meaning set forth in Section 2.3(c).
“Warrant Agreements” means those certain Warrant Agreements to be entered into by Energy Vault Parent and the OIC Investors in the form attached as Exhibit E hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

ENERGY VAULT, INC. By: Name: Title:

[Signature Page to Contribution and Purchase Agreement]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

OIC STRUCTURED EQUITY FUND I, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

OIC STRUCTURED EQUITY FUND I AUS, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

OIC STRUCTURED EQUITY FUND I GPFA, L.P.

By: OIC Structured Equity Fund I GP, L.P.
Its: general partner

By: OIC Structured Equity Fund I Upper GP, LLC
Its: general partner

By: ________________________________
Name:
Title:

[Signature Page to Contribution and Purchase Agreement]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

ASSET VAULT, LLC By: Name: Title:

[Signature Page to Contribution and Purchase Agreement]

Exhibit ASCHEDULE 4.2

Specified Indemnified Matters

Exhibit BSCHEDULE 5.1(a)

Warrant Purchase Prices
Exhibit C
6.15

Exhibit DSCHEDULE 5.3

SOSA Project Contribution

Exhibit A

Form of A&R LLC Agreement

Exhibit B

Issued Units

Exhibit C

Form of Assignment Agreement

Exhibit D

Disclosure Schedules

Exhibit E

Form of Warrant Agreement

Exhibit F

Asset Vault Projects Budget

Exhibit G

Development Expenditure Budget

Exhibit H

Form of ITC Transfer Indemnification Agreement

Exhibit I

Form of Tax Sharing Agreement

Exhibit J
Exhibit K